UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2023

BSQUARE CORPORATION
(Exact name of Registrant as specified in its charter)

Washington (State or Other Jurisdiction of Incorporation)	000-27687 (Commission File Number)	91-1650880 (IRS Employer Identification No.)

1415 Western Avenue, Suite 700
Seattle, WA 98101
425-519-5900
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	BSQR	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2023, Bsquare Corporation (the “Company”) entered into a Side Letter and Agreement (the “Letter Agreement”) with Richard A. Karp (“Mr. Karp”) in his individual capacity and on behalf of The Richard A. Karp Trust (the “Karp Trust,” and together with the Karp Trust, “Karp”), an entity controlled by Mr. Karp, a large shareholder of the Company. Pursuant to the Letter Agreement, the Company agreed to include Mr. Karp as a nominee for election as a Class I director in the proxy for the 2023 annual meeting of shareholders (the “2023 Meeting”), subject to compliance with certain provisions of that certain Cooperation Agreement dated October 17, 2022, between the Company and the Karp Trust and that certain Mutual Non-Disclosure Agreement dated September 29, 2022, between the Company and Mr. Karp. Pursuant to the Letter Agreement, Karp agrees not to, and to use reasonable best efforts to cause its affiliates not to: (1) make any shareholder proposal in respect of the 2023 Meeting, including to nominate any person (including Mr. Karp) to serve as a director; (2) join a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended); and/or (3) if Mr. Karp accepts the nomination and is elected to the Company’s board of directors, make any proposal for the 2024 annual meeting of shareholders.

The foregoing summary of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full terms of the Letter Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits
10.1	Letter Agreement, dated February 8, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: March 2, 2023	By:	/s/ Ralph C. Derrickson
Ralph C. Derrickson
Chief Executive Officer